THIS EMPLOYMENT AGREEMENT MADE AS OF THE 1st day of June, 2007 ("Agreement")

BETWEEN:

Westbury Marketing Ltd.
a corporation incorporated under the laws of
the British Virgin Islands

(hereinafter referred to as the "Employer")

OF THE FIRST PART;

- and -

Stephen Taylor
an individual residing in
Ireland

(hereinafter referred to as the "Employee")

OF THE SECOND PART.

WHEREAS the Employer carries on a business of advising on financial taxation and financial modeling to suppliers to the Internet based gaming industry (the "Business");

AND WHEREAS the Employer is desirous of employing the services of the Employee to provide consulting services in connection with the Business of overseas affiliates of CryptoLogic Limited as successor to CryptoLogic Inc. of Canada pursuant to its Arrangement Agreement with the Employer, resulting with the head offices of the corporate group relocating to Ireland;

AND WHEREAS the Employee is desirous of providing such services outside of Ireland to the Employer, on the terms and subject to the conditions herein set out;

AND WHEREAS the Employee acknowledges that the Employer is providing additional and ongoing consideration by means of payment for the Employee's execution of the Confidentiality, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement (the 'Confidentiality Agreement) annexed as Exhibit 1 and forming part of this Agreement:

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the respective covenants and agreements of the parties contained herein, it is agreed as follows:

ARTICLE ONE — EMPLOYMENT SERVICES

1.1 ***Agreement.*** The Employer hereby agrees to employ the Employee to provide the Employer with such services outside of Ireland only as the Employer may from time to time require (the "Services"), and the Employee hereby agrees to provide such Services to the Employer outside of Ireland from the date of this Agreement, subject to termination as herein after provided.

1.2 ***Provision of Services.*** It is agreed and acknowledged that while this Agreement remains in force the Employee shall not provide Services or other services to any person, firm or Employer, including but not limited to competitors of the Employer, unless it is an Affiliate of CryptoLogic

Limited. The Services shall be conducted primarily outside of Ireland, and the Employer recognizes that such Services will also be carried out in part while traveling to and visiting other locations, including Cyprus, Malta, Canada, Singapore and such other locations as may be deemed appropriate by the Employer.

1.3 ***Corporate Policy and Instructions.*** Not applicable.

1.4 ***Remuneration.*** In consideration for the Services rendered by the Employee for services provided in Ireland only hereunder, the Employer shall pay to the Employee gross annual remuneration in the sum of One Hundred and Fifty-seven Thousand and Eight Hundred and Thirty-one Euros (€157,831.00) during the balance of calendar 2007 ("Remuneration") and One Hundred and Seventy-four Thousand and Three Hundred and Twenty-two Euros (€174,322.00) during calendar 2008. Thereafter, the Employee's annual remuneration shall be subject to review by the Board of Directors on the same basis as the Board shall review the remuneration of other senior executives of the Employer. All payments to the Employee shall be subject to any and all deductions required by applicable law. In respect of the Remuneration payable hereunder, it is expressly agreed that an amount equal to eighty (80%) percent thereof shall represent a base salary and the balance shall be paid in consideration for the Employee's acceptance of, and adherence to, the terms of the Confidentiality Agreement. In addition, the Employee shall be paid a signing fee as follows: Ninety-eight Thousand and Seven Hundred and Seventy-one Euros (€98,771) payable on the following dates: Twenty-two Thousand Eight Hundred and Eighty Euros (€22,880) on signing and an additional Eighteen Thousand and Two Hundred and Fourteen Euros (€18,214) on each of August 31, 2007, October 31, 2007 and December 31, 2007 with an additional Twenty-one Thousand and Two Hundred Fifty-one Euros (€21,251) payable to Contractor when tax is incurred.

1.5 ***Mobility Premium.*** Not applicable.

1.6 ***Cost of Living Allowance.*** Not applicable.

1.7 ***Management Bonus Plan.*** The Employee may be eligible to receive a solely discretionary annual bonus of up to 40 % of the total Remuneration in addition to the Remuneration set out above. The discretionary bonus is subject to any and all deductions and withholdings as may be required by applicable law.

1.8 ***Stock Option Plan.*** Not applicable.

1.9 ***Long Term Incentive Plan.*** The Employee may be entitled to participate in the Long Term Incentive Plan of CryptoLogic Limited (LTIP) as amended from time to time, if permitted, subject to being granted long term incentive units thereunder. It is expressly acknowledged that the LTIP Plan governing all long term incentive units granted to the Employee as at the date hereof, including without limitation, the Retention Units (the "Granted Units"), are governed by the terms and conditions of the LTIP Plan attached hereto as Exhibit A (the "Current LTIP Plan").

1.10 ***Retention Bonus.*** In addition to the bonus entitlements contemplated by Section 1.7 hereof, the Employee will be eligible to receive the following retention bonuses (the "Retention Bonuses"), provided that the Employee remains in the active empl
respective Bonus Retention Dates set forth below:

(a) on the 2008 Bonus Retention Date (or as soon after as is reasonably practical), you will receive an amount equal to the amount derived by applying the following formula:

Retention Date Share Price x 7,775.50 = the 2008 Retention Bonus Amount

(b) on the 2010 Bonus Retention Date (or as soon after as is reasonably practical), you will receive an amount equal to the amount derived by applying the following formula:

Retention Date Share Price x 7,775.50 = the 2010 Retention Bonus Amount

For the purposes of this Section 7, the following terms shall have the following meanings:

"2008 Bonus Retention Date" means August 14, 2008.

"2010 Bonus Retention Date" means February 14, 2010.

"Retention Dates" means the 2008 Bonus Retention Date and the 2010 Bonus Retention Date.

"Retention Date Share Price" means the average closing trading price (converted into EUROS) of the shares of CryptoLogic Limited on the Toronto Stock Exchange in respect of the final five (5) trading days prior to the 2008 Bonus Retention Date (when calculating the 2008 Retention Bonus Amount) or 2010 Bonus Retention Date (when of calculating the 2010 Retention Bonus Amount).

In the event that the Employee is terminated by the Employer "for cause", as determined by applicable law, prior to a Retention Date, the Employee shall not be entitled to receive any amounts under this Section 1.10 in respect of Retention Dates which arise subsequent to the effective date of the Employee's termination for cause.

In the event that the Employee's employment is terminated by the Employer otherwise than "for cause" prior to the 2008 Bonus Retention Date, the Employee shall receive a pro rated amount of the Retention Bonus which the Employee would have received hereunder had the Employee remained in the active employment of the Employer on the 2008 Bonus Retention Date, having regard to the number of days between February 14, 2007 and the 2008 Bonus Retention Date that the Employee remained in the active employment of the Employer (the "2008 Pro Rated Bonus"). In the event that the Employee's employment is terminated by the Employer otherwise than "for cause" subsequent to the 2008 Bonus Retention Date, but prior to the 2010 Bonus Retention Date, the Employee shall receive a pro rata portion of the Retention Bonus which the Employee would have received hereunder had the Employee remained in the active employment of the Employer on the 2010 Bonus Retention Date, having regard to the number of days between the 2008 Bonus Retention Date and the 2010 Bonus Retention Date that the Employee remained in the active employment of the Employer (the "2010 Pro Rated Bonus"). The 2008 Pro Rated Bonus and the 2010 Pro Rated Bonus are hereafter individually a "Pro Rata Bonus" and collectively the "Pro Rata Bonuses". In calculating the amount of any Pro Rated Bonus, the Retention Date Share Price relating to such calculation shall be the average closing trading price (converted into EUROS) of the shares of the Employer traded on the Toronto Stock Exchange in respect of the five (5) trading days immediately prior to the effective date of termination of the Employee' employment with the Employer. It is expressly acknowledged and agreed that, in the event that the Employee is terminated otherwise than "for cause", the Employee shall not be entitled to

receive any amounts in respect of or related to this Section 1.10 hereof, except as expressly set forth herein.

1.11 ***Other Compensation***. The Employee may be entitled to participate in the CryptoLogic Limited Share Purchase Plan. The Employee shall be entitled to participate in any other compensation plan applicable to executives that may be introduced during the term of the Employee's employment with the Employer.

1.12 ***Benefits***. In addition, the Employee shall be eligible for all health benefit plans made generally available to the executive group of the Employer on the first day of employment, as amended from time to time.

1.13 ***Expenses***. The Employee shall be reimbursed monthly for out of pocket expenses, including travel costs actually and properly incurred by the Employee in connection with providing the Services hereunder. The Employee shall furnish statements and vouchers in a form reasonably satisfactory to the Employer for all such expenses. A copy of the Expense and Purchase Policy, as amended, is available for the Employee to read and review on CryptoLogic's Human Resources public folders. The Employee is required to consult the Expense and Purchase policy prior to incurring any expenses.

1.14 ***Vacation***. The Employee shall be entitled to vacation in accordance with the Employers vacation policy, but in any event not less than four (4) weeks vacation.

ARTICLE TWO – INTERNATIONAL ASSIGNMENT

2.1 ***Work Permit and Immigration***. If necessary, the Employer agrees to provide, at its sole cost, appropriate advice and assistance to the Employee and/or his family for purposes of obtaining any necessary work permit or immigration status necessary for the Employee's employment in Ireland or other such location as the Employee may be required to carry out his duties, or for the Employee's and /or his families continued residence in Ireland. It is agreed and understood that in the event that the Employee is or becomes ineligible to work in Ireland, for reasons beyond the Employee's control, the Employee's employment shall continue and not be terminated except as mutually agreed by the parties and subject to the payments identified in Article 4.

2.2 ***Relocation Costs***. Not applicable.

2.3 ***Settling-in Time***. Not applicable.

2.4 ***Temporary Living Arrangements***. Not applicable.

2.5 ***Relocation Assistance***. Not applicable.

2.6 ***Vehicle Lease***. Not applicable.

2.7 ***Home Country Property***. Not applicable.

2.8 ***Loss on Sale of Vehicles in Canada***. Not applicable.

2.9 ***Pension Plan Contribution***. Not applicable.

2.10 ***Tax Advice.*** The Employee shall be entitled to obtain tax advice in respect of this employment agreement and any remuneration paid in respect of services outside of Ireland at the Employer's cost. Upon repatriation to Canada for whatever reason (save and except termination for cause), the Employee shall be entitled to obtain tax advice in respect of the repatriation at the Employer's cost. The cost shall not exceed €25,000.00.

2.11 ***Will Preparation and Estate Planning.*** Not applicable.

2.12 ***Legal Costs.*** Not applicable.

2.13 ***Medical Examination.*** Not applicable.

2.14 ***Health Matters.*** Not applicable.

2.15 ***Home Leave Trip.*** Not applicable.

2.16 ***Travel Insurance.*** Not applicable.

ARTICLE THREE — COVENANTS

3.1 ***No Delegation of Services.*** The Employee covenants and agrees with the Employer that he shall not delegate performance of the Services to anyone without the prior written consent of the Employer, unless in the ordinary course of business.

3.2 ***Confidential Information.*** The Employee covenants that he shall not use, disclose or disseminate to anyone any confidential information with respect to the Business or affairs of the Employer except as may be deemed necessary or desirable by the officers of the Employer and/or the Board of Directors to further the business interests of the Employer. This obligation shall survive the expiry or termination of the Agreement for an indefinite period. The Employee further agrees to be bound by the terms of the Confidentiality Agreement.

3.3 ***Return of Property.*** Upon termination of this Agreement the Employee shall return to the Employer any property, documentation, or confidential information concerning the Employer and the Employee will execute the Compliance Certificate as set out in Exhibit "2" to certify compliance. This obligation is further outlined in the Confidentiality Agreement.

3.4 ***Promotion of the Employer's Interests.*** The Employee shall and will faithfully serve and use his best efforts to promote the Business interests of the Employer, shall not use any information he may acquire with respect to the Business and affairs of the Employer or its Affiliates for his own purposes or for any purposes other than those of the Employer or its Affiliates.

3.5 ***Employee not to be an End-User.*** Unless authorized as part of the duties assigned to the Employee by the Employer, the Employee covenants that he will not be an end-user of the software licensed by the Employer or its Affiliates or subsidiaries and will not permit or encourage any member of his family to be an end-user of the software licensed by them or any of them. The Employee will not participate in any arrangement whereby he stands to benefit, whether directly or indirectly, from the activities of any other end-user. He acknowledges that any use or attempted use of the gaming software in contravention of this section 3.5 shall constitute grounds for immediate dismissal for cause.

ARTICLE FOUR — TERMINATION OF EMPLOYMENT

4.1 ***Relocation Options***

(a) It is expressly acknowledged and agreed that 25,000 stock options (the "Relocation Options") were granted to the Employee on or about June 27, 2006 under the Stock Option Plan of the Corporation SOP. The Relocation Options shall, subject to as hereinafter expressly set forth, vest in accordance with the SOP and the stock option grant agreement(s) to which they relate.

(b) In the event that the Employee is terminated without cause or the Employee's employment is terminated in accordance with the Good Reason provisions of this Agreement, in either case prior to February 14, 2010, a Pro Rata Percentage of the Relocation Options shall vest on the Termination Date, and shall be exercisable by the Employee for such period of time following termination as is provided for in the SOP. All other Relocation Options shall be cancelled and be of no further force and effect. Any Relocation Option which vested prior to the Termination Date shall reduce, on a one for one basis, the number of Relocation Options which vest pursuant to the provision of this Paragraph 4.3(b).

4.2 ***Relocation Units***

(a) It is expressly acknowledged and agreed that 15,000 LTIP units were granted to the Employee on or about February 14, 2007 under the 2006 Long Term Incentive Plan (the "Relocation Units"). The Relocation Units shall, subject to as hereinafter expressly set forth, and notwithstanding any provisions of the 2006 Long Term Incentive Plan, vest and be payable to the Employee on December 31, 2008 in their entirety.

(b) It is expressly acknowledged and agreed that one-third of the Retention Units (being 5,000 in number) (the "Fixed Units") have been fixed by the Employer at a value of $192,150. The balance of the Relocation Units shall be valued in accordance with the LTIP provisions.

(c) In the event that the Employee is terminated without cause, or the Employee's employment is terminated in accordance with the Good Reason provisions of this Agreement, in either case prior to December 31, 2008, a Pro Rata Percentage of the Relocation Units shall vest and their value shall be paid to the Employee on the Terminated Date (the "Accelerated Units"). The Accelerated Units shall be valued as follows:

i. in the event that the number of Accelerated Units is equal to or less than the number of Fixed Units, the Employee shall receive in consideration therefore an amount equal to CDN $192,150,

ii. in the event that the number of Accelerated Units is greater than the number of Fixed Units, the Employee shall receive an amount equal to$192,150, plus an amount equal to the amount derived by applying the following formula:

(number of Accelerated Units – number of Fixed Units) x Termination Share Price

4.3 ***Stock Options on Change of Control***. In the event of the occurrence of Change of Control, notwithstanding anything contained in the SOP or any stock option grant agreement, all unvested stock options granted to the Employee shall forthwith vest and be exercisable from and after the occurrence of the Change of Control, in the same manner, and subject to the same terms and conditions as relate to all other vested stock-options granted to the Employee.

4.4 ***Change of Control***. For the purposes of this agreement means a change of control of the Corporation of a nature that would be required to be reported, whether or not the Corporation is then subject to such reporting requirement, provided that a Change of Control shall be deemed to have occurred in the event:

(a) any person or persons acquires or becomes the beneficial owner, either directly or indirectly, of more than 25% of the issued and outstanding Shares of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting shares or securities that have not been previously issued, or any other transaction whatsoever having a similar effect.

(b) of an amalgamation, arrangement or other form of business combination of the Employer with another entity which results in the successful acquisition of 50.01% of the issued and outstanding Shares of the Employer

(c) acquires or becomes the beneficial owner of at least 50% of the net book value of the assets of the Corporation; or

(d) of a change in the composition of the Board, except as a result of (a),(b), or (c), over any twelve (12) month period such that more than 50% of the persons who were directors of the Employer at the beginning of the period are no longer directors at the end of the period.

For purposes of this Agreement, Change of Control shall constitute "Good Reason" for purposes of Paragraph 4.6 of this Agreement provided that the Change of Control has a material and detrimental alteration in the Employee's position or reporting relationship or in the nature of status of his position.

4.5 ***Good Reason***. "Good Reason" for the purposes of this agreement means the occurrence, without the Employee's written consent of any of the following:

(a) a material and detrimental alteration in the Employee's position or reporting relationship or in the nature of status of his position;

(b) a material reduction in the Employee's Remuneration;

(c) the failure by the Employer to maintain any rights that the Employee may have in respect of any granted or issued units or options under the LTIP or SOP;

(c) the failure by the Employer to continue in effect all current Benefits plans or any material perquisite on similar terms; and

(d) the relocation of the office where the Employee is primarily employed to a location that is more than 100 kilometers away from its location in Ireland.

4.6 ***Termination for Good Reason***. The Employee may terminate this Agreement following the occurrence of any of the events that constitute Good Reason, provided that the Employee issues a written notice describing such event to the Employer within thirty (30) days of the occurrence of such event. The Employer shall thereafter have twenty (20) business days to remedy such occurrence, failing which the Employee's employment shall be deemed to have terminated at the end of the 20 day period and the Employee shall become entitled to Good Reason severance calculated in accordance with paragraph 4.2.

4.7 ***Termination by the Employee.*** The Employee may terminate this Agreement at any time by giving the Employer three (3) months written notice, which notice period the Employer may waive in whole or in part, subject to paying the equivalent amount of Remuneration instead.

4.8 ***Agreements Surviving Termination.*** The Employee agrees that the covenants in Article Two and the Confidentiality Agreement shall survive any termination of this Agreement for an indefinite period.

ARTICLE 5 – PROTECTION

5.1 ***Liability Insurance***. The Employer shall maintain Directors and Officers Liability Insurance on the Employee's behalf.

5.2 ***Business Risk***. The provisions of this Paragraph 5.2 are intended to survive the termination of this Agreement. It is expressly acknowledged and agreed that the Employee is, and shall subsequent to the termination of his employment with the Employer continue to be, covered by the provisions of the Business Risks Policy of the Employer which is in effect as of the date hereof; provided that, in the event that at any time or from time to time hereafter, the Business Risk Policy of the Employer is amended, re-stated or otherwise altered to provide more favourable rights to employees of the Employer, you shall be covered by the provisions of the said more favourable Business Risk Policy.

ARTICLE SIX — CAPACITY

6.1 ***Capacity of Employee.*** It is acknowledged by the parties hereto that the Employee is being employed by the Employer in the capacity as Chief Financial Officer. The Employee and the Employer acknowledge and agree that this Agreement does not create a partnership or joint venture between them.

ARTICLE SEVEN — GENERAL CONTRACT PROVISIONS

7.1 *Notices.* All notices, requests, demands or together communications (collectively, "Notices") by the terms hereof required or permitted to be given by one party to the other, shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to the party as follows:

a) To the Employer at:
Geneva Place, Waterfront Drive, Road Town
Tortolla, British Virgin Islands
Attention:
Facsimile number

b) To the Employee at:

61 Waltham Terrace,
Blackrock, Co.
Dublin, Ireland
Attention: Stephen Taylor

or at any such other address or facsimile number as may be given by one party to the other in writing from time to time.

All such Notices shall be deemed to have been received when delivered or transmitted, or if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service.

7.2 ***Additional Conditions.*** The parties shall sign such further and other documents, cause such meetings to be held, use their best efforts to have resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

7.3 ***Entire Agreement.*** This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do either of the parties rely upon or regard as material, any representations, oral or written, and other writings whatsoever not incorporated herein and made a part hereof. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any Exhibits referred to herein are incorporated herein by reference and form part of the Agreement.

7.4 ***Enurement.*** This Agreement shall enure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

7.5 ***Assignment.*** This Agreement is personal to the parties and may not be assigned by either of them unless in the case of the Employer, to an Affiliate.

7.6 ***Headings for Convenience Only.*** The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

7.7 ***Governing Law.*** It is agreed that this Agreement shall be subject to the applicable laws of the Republic of Ireland.

7.8 ***Gender and Number.*** In this Agreement and the Confidentiality Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

7.9 ***Calculation of Time.*** When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, then the time period in question shall end on the first business day following such non-business day.

7.10 *Legislation References.* Any reference in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

7.11 *Severability.* If any Article, Section or any portion of any Section of this Agreement or of the Confidentiality Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

7.12 *Advice.* The Employee acknowledges that (a) he has read and understood this Agreement and Confidentiality Agreement; and (b) has had the opportunity to obtain independent legal representation in connection with the Agreement and the CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS, NONCOMPETITION AND NON-SOLICITATION AGREEMENT and the provisions thereof.

7.13 *Cross Termination*. This paragraph has been intentionally removed.

IN WITNESS WHEREOF the parties have duly executed this Employment Agreement as of the date above first written.

Westbury Marketing Ltd.

Per ______________________   ______________________
Signature of Witness

______________________   ______________________
Stephen Taylor   Signature of Witness